EXHIBIT 11

                   TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                             Three Months Ended  Nine Months Ended
                                                September 30,      September 30,
                                               1997      1996     1997      1996
                                            --------------------------------------
EARNINGS PER SHARE
  Net earnings available for common shares
  and common stock equivalent shares        $210,878  $(26,320) $682,919 $316,032
  deemed to have a dilutive effect           =======   =======   =======  =======

  Primary earnings per share                   $0.36    $(0.04)    $1.13   $(0.51)
                                                =====    =====      ====    =====

  Fully diluted earnings per share             $0.35    $(0.04)    $1.12   $(0.51)
                                                ====     =====      ====    =====
  Shares used in primary earnings per
  share computation
  Weighted average common shares             593,933   600,278   604,205  600,278
  outstanding                                =======   =======   =======  =======

  Shares used in fully diluted earnings
  per share computation
  Weighted average common shares             594,169   600,278   608,042  615,274
  outstanding

  Additional potentially dilutive effect      40,729    31,894    40,729   31,894
  of stock options                           -------   -------   -------  -------
                                            $634,898  $632,172  $648,771 $647,168
                                             =======   =======   =======  =======

The weighted average common shares outstanding has been computed net of ESOP shares of 34,385 (1997) and 40,365 (1996).

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